UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

Intellicell Biosciences, Inc.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF INTELLICELL BIOSCIENCES, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

Intellicell Biosciences, Inc.

460 Park Avenue, 17th Floor

New York, NY 10022

(646) 576-8700

INFORMATION STATEMENT

(Preliminary)

January __, 2015

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Intellicell Biosciences, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, $0.0001 par value per share (the “Common Stock”), of Intellicell Biosciences, Inc., a Nevada corporation (the “Company”), to notify the Stockholders that on December 19, 2014, the Board approved an increase in the number of authorized shares of (a) Common Stock from Ten Billion (10,000,000,000) shares of Common Stock to Two Hundred Fifty Billion (250,000,000,000) shares of Common Stock and (b) the Company’s preferred stock, par value $0.01 per share, from One Million (1,000,000) shares of preferred stock to Twenty-Five Million (25,000,000) shares of preferred stock (together, the “Authorized Share Increase”) and recommended to its Majority Stockholders (as defined below) that they approve the Authorized Share Increase.

On December 19, 2014 (the “Record Date”), the Company received the unanimous written consent in lieu of a meeting of the holders of its Series F Preferred Stock, $0.01 par value per share (the “Series F Preferred Stock”) approving the Authorized Share Increase in accordance with the Nevada Revised Statutes.

The Series F Preferred Stock of which was created by unanimous written consent of the Board of Directors of the Company (the “Board”) as permitted by the Company’s Articles of Incorporation, as amended and which may be amended from time to time (“Amended Articles”) and each share of Series F Preferred Stock has the equivalent of 164,168,809 votes of Common Stock (based upon the 7,894,037,082 outstanding shares of Common Stock issued as of December 19, 2014). Currently, there are five (5) holders of Series F Preferred Stock (the “Series F Stockholders” or the “Majority Stockholders”), holding fifty-one (51) shares of Series F Preferred Stock, resulting in the Series F Stockholders holding, in the aggregate, approximately 51% of the total voting power of all issued and outstanding voting capital of the Company. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase.

On the Record Date, the Company also received written consent from the sole holder of Series B Preferred Stock (the “Series B Preferred Stock”) to approve the Authorized Share Increase. The holder of Series B Preferred Stock has voting rights equivalent to 150,580,000 shares of Common Stock (based upon the conversion set forth in the Series B Preferred Stock Certificate of Designation).

We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about January __, 2015.

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FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, may contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, the management of the Company and the Company’s expectations, beliefs, strategies, objectives, plans, intentions and similar matters. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements.

We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements speak only as of the date of this information statement. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs except as required by law. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements may appear in the Company’s public filings with the SEC, which are available to the public at the SEC’s website at www.sec.gov or at the Company’s website at www.intellicellbiosciences.com. Our website address is being provided as an inactive textual reference only. The information provided on our website is not part of this information statement. For additional information, please see the section titled “Additional Information” below.

INTRODUCTION

Intellicell Biosciences, Inc., a Nevada corporation with principal executive offices located at 460 Park Avenue, 17th Floor, New York, NY 10022 (646.576.8700), is providing this information statement to you. We encourage you to read carefully this entire information statement, any annexes attached hereto and the documents referred to in this information statement. You may obtain additional information about the Company by following the instructions under “Additional Information” below.

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain the Company’s financing and capital raising ability, to comply with the terms and conditions of certain debt and equity instruments and to generally maintain our flexibility in today’s competitive and rapidly changing environment.

Accordingly, it is the Board’s opinion that the Authorized Share Increase would better position the Company to comply with its contractual obligations, to attract potential business candidates and provide the Stockholders a greater potential return.

The Nevada Revised Statutes provide that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The Nevada Revised Statutes, however, require that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

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In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about January __, 2015

This Information Statement contains a brief summary of the material aspects of the Authorized Share Increase approved by the Board of Intellicell Biosciences, Inc. (the “Company,” “we,” “our,” or “us”), the holders of Series F Preferred Stock and the holders of Series B Preferred Stock, which constitute a majority of the voting capital stock of the Company.

Series F Preferred Stock

By unanimous written consent of the Board (as permitted under Nevada law), the number, designation, rights, preferences and privileges of the Series F Preferred Stock were established by the Board (as is permitted under Nevada law and by the Amended Articles).

On January 17, 2014, the Company filed a certificate of designations, rights and preferences (the “Certificate of Designation”) with the Secretary of State of the State of Nevada pursuant to which the Company set forth the designation, powers, rights, privileges, preferences and restrictions of the Series E Preferred Stock. On January 22, 2014 the Corporation filed a certificate of correction (the “Certificate of Correction”) with the Secretary of State of Nevada to change the name of the designation from “Series E Preferred Stock” to “Series F Preferred Stock.”

Among other things, each share of Series F Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series F Preferred Stock shall be equal to 102,036 (0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036). With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series F Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law, the Amended Articles or the Company’s bylaws.

By unanimous written consent of the Board, the Board issued an aggregate of fifty-one (51) shares of Series F Preferred Stock to five (5) individuals. As a result of the voting rights granted to the Series F Preferred Stock, the Series F Stockholders held, in the aggregate, approximately 51% of the total voting power of all issued and outstanding voting capital of the Company on the Record Date.

As of the Record Date, there were issued and outstanding 7,894,037,082 shares of Common Stock, (ii) 15,058.049 shares of Series B Convertble Preferred Stock, (iii) 7,250 shares of Series C Preferred Stock; (iv) 56,500 shares of Series D Convertible Preferred Stock and (vi) 51 shares of Series F Preferred Stock. Holders of Series B Preferred Stock are entitled to vote as a single class with the holders of the Common Stock upon any matter submitted to the stockholders for a vote, and are entitled to such number of votes equal to (a) the number of shares of Common Stock into which the Series B Preferred Stock is convertible into on the record date of such vote multiplied by (b) ten (10). Holders of Series C Preferred Stock and Series D Convertible Preferred Stock do not have voting rights.

Based on the foregoing, as of the Record Date the total aggregate amount of votes entitled to vote regarding the approval of the Authorized Share Increase was 16,417,226,844. Pursuant to the Nevada Revised Statutes, at least a majority of the voting equity of the Company, or at least 8,208,613,423 votes, are required to approve the Authorized Share Increase by written consent. The Majority Stockholders, which hold in the aggregate 8,372,609,259 votes or approximately 51% of the voting equity of the Company, has voted in favor of the Authorized Share Increase thereby satisfying the requirement under the Nevada Revised Statutes that at least a majority of the voting equity vote in favor of a corporate action by written consent.

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The following table sets forth the name of the holders of Series F Preferred Stock, the number of shares of Series F Preferred Stock held by such holders, the total number of votes that such holders voted in favor of the Authorized Share Increase and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof:

Name of Series F Stockholder	Number of Shares of Series F Preferred Stock held	Number of Votes held by such Series F Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Steven A. Victor, M.D.	11	1,805,856,899	1,805,856,899	10.99%
Leonard Mazur	10	1,641,688,090	1,641,688,090	9.99%
Michael Herschman	10	1,641,688,090	1,641,688,090	9.99%
Myron Holubiak	10	1,641,688,090	1,641,688,090	9.99%
Sam Khashman	10	1,641,688,090	1,641,688,090	9.99%

ACTIONS TO BE TAKEN

The Authorized Share Increase will become effective on the date that we file the Certificate of Amendment (the “Amendment”) to the Company’s Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada. We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES

GENERAL

The number of authorized shares of our (a) Common Stock will be increased from Ten Billion (10,000,000,000) shares to Two Hundred Fifty Billion (250,000,000,000) shares and (b) preferred stock will be increased from One Million (1,000,000) shares to Twenty-Five Million (25,000,000) shares (collectively, the “Authorized Share Increase”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain our financing and capital raising ability, to comply with the terms and conditions of certain debt and equity instruments and to generally maintain our flexibility in today’s competitive and rapidly changing environment.

An immediate purpose for increasing the authorized shares is to provide enough shares required to satisfy certain obligations in our convertible debt and equity instruments. If the Company were required to settle its outstanding warrants and convertible debt as of September 30, 2014, we would be required to issue 934,021,481 common shares for the settlement of warrants and 12,190,347,336 for the settlement of outstanding convertible debt. The Company determined that the settlement of these outstanding financial instruments would exceed our authorized shares of 10,000,000,000 at September 30, 2014 by 6,842,122,097 shares.

Pursuant to FASB ASC 815-40, the Company would be required to reclassify these contracts from equity to liabilities. As permitted by FASB ASC 815-40, the Company’s policy with regard to settling outstanding financial instruments is to settle those with the earliest inception date first which essentially sets the order of preference for settling the financial instruments. As a result of the Company’s policy it was determined that a classification of financial instruments, namely warrants to purchase shares of common stock, initially recorded as equity, was required at September 30, 2014. $500,171 was reclassified from Equity to Derivative Liability.

As an example, the Company has outstanding a convertible debenture to Dominion Capital LLC (“Dominion”) in the principal amount of $746,091.66, whereby the Company has agreed that it will keep reserved no less than one and one-half times (1.5x) the amount outstanding on the Debenture and execute a transfer agent instruction letter confirming the same. Such convertible debenture shall mature on or before March 24, 2015 and shall accrue interest at an annual rate equal to 7.5%. At any time, and at its sole option, Dominion shall be entitled to convert a portion or all amounts of principal and interest due and outstanding under the debenture into shares of Common Stock at a price equal to 48.5% of the average of the three (3) lowest prices per share of reported trades (not on the same day) of the Common Stock on the OTC Markets or on the exchange which the Common Stock is then listed as quoted by Bloomberg, LP during the twenty (20) trading days preceding the conversion date. We must increase our authorized in order to comply with the terms of these debenture instruments. We have similar commitments to other investors including Redwood Management, LLC.

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We can provide no assurance that we will not be required to settle all or a portion of such financial instruments prior to effectiveness of the amendment to adequately increase our authorized common shares. If we were required to do so, we would be in default pursuant to certain outstanding warrants and convertible debt instruments, which could cause the full principal amount of those certain instruments, together with interest and other amounts owing in respect thereof, to the date of acceleration to become, at the Holder’s election, immediately due and payable, which could have a materially adverse effect on our business.

Furthermore, each share of Series D Convertible Preferred Stock shall automatically covert into shares of Common Stock on the third year anniversary of issuance and as of the Record Date, 42,000 of the 56,500 shares of Series D Convertible Preferred Stock shall have converted into 494,118 shares of Common Stock. All 56,000 shares shall convert into 664,706 shares of Common Stock prior to January 30, 2015. We must increase our authorized shares of Common Stock in order to effect these conversions.

Another immediate purpose for increasing our authorized Common Stock, as well as increasing our authorized preferred stock is to effectuate a potential capital raise. We would be required to increase our authorized Common Stock in order to conduct a private placement or public offering of our common stock since we have zero shares available for issuance. We would also be required to increase our authorized Common Stock and preferred stock in order to conduct a private placement of convertible preferred stock since we have zero shares of Common Stock available for the conversion of such preferred stock and to also provide adequate flexibility in crafting the powers, designations, preferences, and relative, participating, optional and other special rights of such convertible preferred shares.

Furthermore, on October 21, 2014, the Company executed an Advisory and Consulting Agreement with Dawson James Securities, Inc., pursuant to which Dawson James shall render consulting advice to the Company relating to capital markets and business advisory services. The agreement provides that, in exchange for the services provided thereunder, the Company shall pay Dawson James a nonrefundable fee paid as preferred stock providing for a future conversion to the number of shares of Company Common Stock equivalent to ten percent (10%) of the then fully diluted stock of the Company at the time of conversion. The Company’s completion of a minimum of $15 million of new investor financing, or the acquisition of the Company, shall be the conversion trigger for such preferred stock. The agreement further provides that the Company shall issue Dawson James warrants to puchase shares of common stock as additional compensation as more specifically provided therein. As of the Record Date, the Company has not issued such shares of preferred stock to Dawson James however it is obligated to do so. We must also increase our common stock in order to effect a conversion of the preferred stock in the event the conditions have been satisfied requiring such a conversion and to have adequate shares to issue to Dawson James upon the exercise of warrants, in the event that Dawson James is issued pursuant to the agreement.

The additional shares of Common Stock may also be used for future issuances of stock options pursuant to employee benefit plans and to provide for issuances to satisfy conversions of previously issued and future convertible debt or convertible preferred stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

Additionally, additional shares so authorized will be available for issuance by the Board for stock splits or stock dividends, raising additional capital, stock options, warrants or other corporate purposes. The additional shares of Common Stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock.

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The increase in the authorized number of shares of Common Stock or preferred stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of the additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock or Preferred Stock be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2
Steven A. Victor (3) (CEO, President, Secretary, Treasurer and Director)	574,608,133	7.20%
Leonard Mazur (Director) (4)	80,408,528	1.01%
Michael Hershman (Chairman of the Board) (4)	80,000,000	1.00%
Sam Khashman (Director) (4)	80,000,000	1.00%
Raymond Hill (Director) (5)	30,000,000	*
All Executive Officers and Directors as a group (5 people):	845,016,661	10.25%
5% Stockholders
None	-	-

(*) - Less than 1%.

(1) Except as otherwise below, the address of each beneficial owner is c/o Intellicell Biosciences, Inc, 460 Park Avenue, 17th Floor, New York, New York 10022.

(2) Applicable percentage ownership is based on 7,894,037,082 shares of Common Stock outstanding as of the Record Date, together with securities exercisable or convertible into shares of Common Stock within 60 days of the Record Date, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of the date of the Record Date are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Does not include (i) 15,058,000 shares of Common Stock underlying the Series B Preferred Stock, (ii) the 7,250,000 shares of Common Stock underlying the Series C Preferred Stock, (ii) shares of Common Stock underlying issued and outstanding convertible notes and debentures, and (iii) shares of Common Stock underlying issued and outstanding options and warrants.

(3) Includes 15,058,000 shares of Common Stock underlying 15,058.049 shares of Series B Preferred Stock issued to Dr. Victor. Each share of Series B Preferred Stock is convertible into 1,000 shares of Common Stock. In addition, the holders of the Series B Preferred Stock shall be entitled to notice of stockholders’ meetings and to vote as a single class with the holders of the Common Stock upon any matter submitted to the stockholders for a vote, and shall be entitled to such number of votes equal to (a) the number of shares of Common Stock into which the Series B Preferred Stock is convertible into on the record date of such vote multiplied by (b) ten (10). Also includes 1,745,371 shares of Common Stock owned by VPI LaserLipo, Inc., a company which Dr. Victor is an officer and director (and in which he owns less than 1% of the shares). Also includes 80,000,000 shares of Common Stock issuable upon the exercise of immediately exercisable warrants. Does not include (i) 33,000,000 shares of Common Stock owned by Anna Grace Rhodes, Dr. Victor’s spouse, or (ii) 281,373 shares of Common Stock owned by Amy Rhodes, Dr. Victor’s sister-in-law, as to which he disclaims beneficial ownership.

(4) Includes 80,000,000 shares of Common Stock issuable upon the exercise of immediately exercisable warrants.

(5) Includes 30,000,000 shares of Common Stock issuable upon the exercise of immediately exercisable warrants.

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ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and Form 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (as originally filed on May 12, 2014 and as amended and filed on October 9, 2014);

(2)	Quarterly Reports on Form 10-Q for reporting periods ended March 31, 2014 (as filed on June 18, 2014 and as amended and filed on October 9, 2014), June 30, 2014 (as filed on October 10, 2014) and September 30, 2014 (as filed on November 19, 2014); and

(3)	Current Reports on Form 8-K, as filed on January 10, 2014, January 21, 2014, January 27, 2014, January 31, 2014, March 10, 2014, March 12, 2014, March 12, 2014, March 28, 2014, June 25, 2014, July 15, 2014, August 8, 2014, September 4, 2014, September 9, 2014, October 20, 2014, October 21, 2014 and October 28, 2014.

You may request a copy of these filings, at no cost, by writing Intellicell Biosciences, Inc. at 460 Park Avenue, 17th Floor, New York, NY 10022 or telephoning the Company at (646) 576-8700. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 460 Park Avenue, 17th Floor, New York, NY 10022 or telephoning the Company at (646) 576-8700.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the actions to be taken by written consent, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

___________________________

Dr. Steven A. Victor

Chief Executive Officer

Dated: December 23, 2014

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